ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents
  DTI Distribution
  Loan Balance Distribution
  Product- IO Loans
  Product- IO ARM Loans

1. DTI Distribution

DTI Distribution	Loan Count	Outstanding Balance	% by Balance	Weighted Average Gross Coupon	MI Fee
DTI < 10.00	16	3,216,857.22	0.35	8.239	N
DTI 10.00 - 19.99	96	14,887,732.72	1.64	8.446	N
DTI 20.00 - 29.99	438	63,802,513.29	7.02	8.274	N
DTI 30.00 - 39.99	1,180	209,299,608.59	23.02	8.215	N
DTI 40.00 - 49.99	2,695	551,252,546.86	60.63	8.328	N
DTI 50.00 - 59.99	300	66,641,098.28	7.33	7.923	N
DTI 70.00 - 79.99	1	99,424.53	0.01	7.075	N
Total:	4,726	909,199,781.50	100.00	8.270	N

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2. Loan Balance Distribution

Loan Balance Distribution	Loan Count	Outstanding Balance	% by Balance	Weighted Average Gross Coupon	MI Fee
1 - 25,000	163	3,341,848.75	0.37	11.109	N
25,001 - 50,000	362	12,948,533.98	1.42	11.234	N
50,001 - 75,000	448	28,185,937.51	3.10	10.049	N
75,001 - 100,000	520	45,489,786.46	5.00	9.220	N
100,001 - 150,000	853	106,188,850.19	11.68	8.661	N
150,001 - 200,000	595	103,425,149.00	11.38	8.303	N
200,001 - 250,000	422	95,312,845.45	10.48	8.190	N
250,001 - 300,000	409	112,287,366.10	12.35	7.938	N
300,001 - 350,000	296	96,168,684.27	10.58	7.958	N
350,001 - 400,000	218	82,043,285.96	9.02	8.055	N
400,001 - 450,000	144	61,442,914.24	6.76	7.855	N
450,001 - 500,000	119	56,834,263.34	6.25	8.055	N
500,001 - 550,000	71	37,288,424.50	4.10	7.760	N
550,001 - 600,000	45	25,824,212.79	2.84	7.712	N
600,001 - 650,000	28	17,538,811.44	1.93	7.766	N
650,001 - 700,000	11	7,410,484.43	0.82	7.689	N
700,001 - 750,000	11	7,988,917.83	0.88	7.861	N
750,001 - 800,000	2	1,574,246.39	0.17	7.035	N
800,001 - 850,000	5	4,148,638.89	0.46	8.237	N
850,001 - 900,000	1	868,735.34	0.10	6.150	N
900,001 - 950,000	2	1,858,123.86	0.20	7.194	N
1,000,001 >=	1	1,029,720.78	0.11	8.190	N
Total:	4,726	909,199,781.50	100.00	8.270	N

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3. Product- IO Loans

Product- IO Loans	WA IO Original Term	Number of Loans	Total Loan Balance	Avg Loan Balance	% of Total IO	WA FICO	WA LTV(1)	% Owner Occupied	% Purchase	WA DTI	% Full Doc	% Second Lien
2/28 ARM - 5 Yr IO	60	118	35,537,430.90	301,164.67	77.03	649	83.81	94.23	43.07	43.07	59.77	0.00
Fixed Rate - 5 Yr IO	60	40	10,597,807.65	264,945.19	22.97	643	79.87	92.59	30.93	41.49	87.20	0.00
Total:	60	158	46,135,238.55	291,995.18	100.00	648	82.91	93.86	40.28	42.71	66.07	0.00

LTV(1) - LTV for 1st Liens and Combined LTV for 2nd Liens.

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4. Product- IO ARM Loans

Product- IO ARM Loans	Initial Cap 1.000 1.499	Initial Cap 1.500 1.999	Initial Cap 2.000 2.499	Initial Cap 2.500 2.999	Initial Cap 3.000 3.499	Initial Cap 3.500 3.999	Initial Cap 4.000 4.499	Initial Cap 4.500 4.999	Initial Cap 5.000 5.499	Initial Cap 5.500 5.999
2/28 ARM - 5 Yr IO	0.00	35,537,430.90	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	0.00	35,537,430.90	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Apr 18, 2006 13:14

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.